Exhibit 99.1

ABM ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2021 FINANCIAL RESULTS AND PROVIDES FULL YEAR FISCAL 2022 GUIDANCE

•	Fourth quarter revenue of $1.7 billion, up 14.2% year-over-year
•	Fourth quarter Continuing EPS of $0.50; Adjusted Continuing EPS of $0.85
•	Full Year GAAP Continuing EPS of $1.86; Adjusted Continuing EPS of $3.58, above high end of guidance range
•	The Company is hosting a Virtual Investor Day today, December 15, 2021, to provide a long-range strategic update and financial outlook
•	Quarterly dividend increased by 2.6%

NEW YORK, NY - December 15, 2021 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the fourth quarter and full year that ended October 31, 2021. Scott Salmirs, President and Chief Executive Officer of ABM said, “I am very pleased with our fourth quarter results and our continued momentum, which underscores the strength and diversity of our business and the progress we have made in enhancing our profitability while we continue to invest in our people and our capabilities.”

“Overall, fiscal 2021 was an outstanding year for ABM, reflecting strong and consistent execution from our global team to support our clients as the economy emerges from the challenges of the pandemic," continued Mr. Salmirs. “Benefiting from improving business conditions, continued demand for our higher-margin virus protection services, efficient labor management and strategic M&A, ABM achieved significant margin expansion and generated full year revenue growth of 4% and adjusted earnings per share of $3.58."

“A key milestone in 2021 was the acquisition of Able Services, a premier facilities management provider that expands our scale, strengthens our capabilities and accelerates our growth. Able contributed positively to our fourth quarter results and we remain excited about the long-term growth opportunities this transaction provides as we support our customers with a broader portfolio of services and solutions that align with their evolving needs.”

Fourth Quarter Financial and Business Results

For the fourth quarter of fiscal 2021, the Company achieved revenues of $1.7 billion, an increase of 14.2% compared to the prior-year period, comprised of 7.4% organic growth and 6.8% from acquisition. Organic revenue growth was led by a 43% year-over-year gain in Aviation, reflecting increased domestic air travel and new customer wins, and by a 21% gain in Technical Solutions due to improved customer site access and growth in the Company's emerging e-mobility business. Business and Industry revenue improved 17.5% year-over-year, benefiting from one month of contribution from the acquisition of Able Services and the gradual re-occupancy of offices. Education revenue declined 3.7%, while Technology & Manufacturing revenue was essentially flat from the prior-year period as strength in new business starts was offset by an easing in demand for work orders and EnhancedClean business.

On a GAAP basis, income from continuing operations was $34.3 million, or $0.50 per diluted share, compared to income from continuing operations of $53.1 million, or $0.78 per diluted share last year. The decrease in income from operations and diluted EPS is primarily attributable to increased operating and acquisition-related costs as well as preliminary expenses from the Elevate initiative, discussed more fully below, and a lower benefit from self-insurance adjustments related to prior years. These expenses were partially offset by the absence of reserve of notes receivable related to a single project within the Company's Technical Solutions segment recorded last year.

Adjusted income from continuing operations for the fourth quarter of fiscal 2021 was $58.2 million, or $0.85 per diluted share, compared to $46.7 million, or $0.69 per diluted share, for the fourth quarter of fiscal 2020. Adjusted results exclude items impacting comparability.  A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Results from continuing operations for the quarter on a GAAP and adjusted basis continued to reflect elevated customer demand for higher-margin COVID-19-related work orders, albeit at a moderated level from earlier in the year. Results also benefited from continued efficient management of direct labor, particularly in Business & Industry and Aviation, as well as a favorable mix of business in Aviation and Technical Solutions. Partially offsetting these gains, operating profit in Education declined due to higher initial costs as staffing was ramped up rapidly to accommodate the widespread re-opening of educational institutions in the fall.

On a GAAP basis, corporate costs increased primarily due to acquisition-related expenses and a lower benefit from self-insurance adjustments related to prior years.

Net income for the fourth quarter of 2021 was $34.3 million, or $0.50 per diluted share, compared to net income of $53.1 million, or $0.78 per diluted share last year.

Adjusted EBITDA for the fourth quarter of 2021 was $111.2 million compared to $92.5 million in the fourth quarter of 2020. Adjusted EBITDA margin for the quarter was 6.6% versus 6.2% in the fourth quarter of fiscal 2020. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Fiscal 2021 Results

For fiscal 2021, the Company achieved revenues of approximately $6.2 billion, an increase of 4.0%, including 2.3% organic growth and 1.7% growth from acquisition. Organic growth reflected the increase in EnhancedClean services and work orders driven by the COVID-19 pandemic, growth in new customer wins and generally improving economic conditions.

On a GAAP basis, income from continuing operations was $126.3 million, or $1.86 per diluted share, compared to income from continuing operations of $0.2 million, or $0.00 per diluted share last year. This increase in income from continuing operations in fiscal 2021 reflects the benefit to earnings of revenue growth, higher self-insurance reserve adjustments related to prior year claims, and the absence of a goodwill impairment charge and notes receivable reserve, both of which were recorded in 2020, offset in part by a litigation settlement reserve, acquisition-related costs and ramp up for our Elevate program.

Adjusted income from continuing operations for fiscal 2021 was $243.3 million, or $3.58 per diluted share, compared to $163.5 million, or $2.43 per diluted share for fiscal 2020. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Net income for fiscal 2021 was $126.3 million, or $1.86 per diluted share, compared to $0.3 million, or $0.00 per diluted share last year.

Adjusted EBITDA for fiscal 2021 was $455.0 million compared to $361.9 million in fiscal 2020. Adjusted EBITDA margin for the year was 7.3% versus 6.0% last year. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Recent Corporate Developments

September 30, 2021 — ABM announced the closing of its previously announced acquisition of Able Services, a leading facilities services company headquartered in San Francisco.

September 9, 2021 — ABM announced the company has initiated a project with the New York Power Authority to support its electrification of New York City Transit buses and planned reduction of greenhouse gas emissions.

Liquidity & Capital Structure

The majority of the Company's revolving line of credit remained undrawn at fiscal year-end. Additionally, the Company’s cash and cash equivalents totaled $62.8 million as of October 31, 2021.

The Company ended the quarter with total debt of $1,058.9 million, including $167.7 million in standby letters of credit, resulting in a total leverage ratio per the Company's credit facility of 1.9x. Additionally, the Company had total available liquidity of approximately $938 million, inclusive of cash and cash equivalents at fiscal year-end 2021.

Declaration and Increase of Quarterly Cash Dividend

The Company also announced that the Board of Directors approved a 2.6% increase in the quarterly cash dividend from $0.190 to $0.195 per common share, payable on February 7, 2022 to stockholders of record on January 6, 2022. This marks ABM’s 223rd consecutive quarterly cash dividend.

Elevate Investment Program

Building upon the success of the Company's Vision 2020 initiative, ABM will discuss today at its Virtual Investor Day a multi-year comprehensive investment initiative, called Elevate. Elevate is a transformational program intended to enhance the Company's strategic position; leverage the advantages of leading-edge technologies, inclusive of data and analytics; capture incremental growth and profit opportunities arising from shifting demographics, rapidly changing workplace dynamics and the need for increased corporate sustainability.

Elevate investments are expected to accelerate the Company's organic growth, strengthen profitability and create a more rewarding experience for both clients and employees. The total Elevate investment is estimated to be $150 million to $175 million and most of these discrete investments will be reported as items impacting comparability. Elevate is expected to be largely completed by the end of fiscal 2025.

In fiscal 2022, the Company expects its Elevate investment will be $80 million, including $72 million in discrete expenses and $8 million in capital expenditures. This initial investment will significantly advance the implementation of the Company's digital transformation initiative, enabling lower levels of investment in subsequent years.

Guidance

For fiscal 2022, ABM expects GAAP earnings per diluted share of $2.05 to $2.30, and adjusted EPS from continuing operations of $3.30 to $3.55. This guidance assumes an easing in COVID-19-related disinfection services and work orders. Fiscal 2022 adjusted EBITDA margin is anticipated to be in the range of 6.2%-6.6%, inclusive of synergies from the Able Services acquisition.

Mr. Salmirs concluded, “Over the past five years, ABM achieved significant strategic, operational and financial progress through the successful execution of our 2020 Vision. Today, ABM embarks on our next transformational strategic initiative, Elevate, which we believe will further strengthen our industry leadership position and unlock long-term shareholder value by accelerating our growth and enhancing our profitability. Supported by our broad portfolio of high-value services and solutions and the strength of our balance sheet, ABM has never been better positioned to invest in our future and launch our next phase of growth.”

Earnings Webcast and Virtual Investor Day Information

ABM will host via webcast its quarterly earnings, followed by a Virtual Investor Day presentation on Wednesday, December 15, 2021 at 8:30 AM (EST). The live webcast can be accessed approximately 15 minutes prior to the scheduled start time via webcast at the "Investors" section of the Company's website, located at www.abm.com. The presentation will be recorded and archived on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility services. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services that improve the spaces and places that matter most. From curbside to rooftop, ABM offers a comprehensive array of facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to schools, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM is a Fortune 500 company with annual revenue exceeding $6 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: The COVID-19 pandemic has had and is expected to continue having a negative effect on the global economy, and the United States economy, and it has disrupted and is expected to continue disrupting our operations and our clients’ operations, which may adversely affect our business, results of operations, cash flows, and financial condition; our success depends on our ability to gain profitable business despite competitive market pressures; our business success depends on our ability to attract and retain qualified personnel and senior management and to manage labor costs; investments in and changes to our businesses, operating structure, financial reporting structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience difficulties integrating Able Services and may not realize the growth opportunities and cost synergies that are anticipated from the Able acquisition; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; changes in general economic conditions, such as changes in energy prices, government regulations, or consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations and income from continuing operations per diluted share as adjusted for items impacting comparability, for the fourth quarter and twelve months of fiscal years October 31, 2021 and 2020. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the fourth quarter and twelve months of fiscal years 2021 and 2020. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions, except per share amounts)	2021	2020	Increase / (Decrease)
Revenues	$1,695.7	$1,484.6	14.2%
Operating expenses	1,446.2	1,242.2	16.4%
Selling, general and administrative expenses	180.9	155.1	16.6%
Restructuring and related expenses	—	2.8	NM*
Amortization of intangible assets	12.9	11.5	12.5%
Operating profit	55.7	73.0	(23.7)%
Income from unconsolidated affiliates	0.7	0.1	NM*
Interest expense	(6.0)	(10.1)	40.4%
Income from continuing operations before income taxes	50.3	63.0	(20.1)%
Income tax provision	(16.1)	(9.9)	(62.2)%
Income from continuing operations	34.3	53.1	(35.4)%
Income from discontinued operations, net of taxes	—	—	NM*
Net income	34.3	53.1	(35.4)%
Net income per common share — Basic
Income from continuing operations	$0.51	$0.79	(35.4)%
Income from discontinued operations	—	—	NM*
Net income	$0.51	$0.79	(35.4)%
Net income per common share — Diluted
Income from continuing operations	$0.50	$0.78	(35.9)%
Income from discontinued operations	—	—	NM*
Net income	$0.50	$0.78	(35.9)%
Weighted-average common and common equivalent shares outstanding
Basic	67.7	67.0
Diluted	68.5	67.6
Dividends declared per common share	$0.190	$0.185

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Years Ended October 31,
(in millions, except per share amounts)	2021	2020	Increase / (Decrease)
Revenues	$6,228.6	$5,987.6	4.0%
Operating expenses	5,258.2	5,157.0	2.0%
Selling, general and administrative expenses(1)	719.2	506.1	42.1%
Restructuring and related expenses	—	7.6	NM*
Amortization of intangible assets	45.0	48.4	(7.1)%
Impairment loss of goodwill and other intangibles	—	172.8	NM*
Operating profit	206.3	95.7	NM*
Income from unconsolidated affiliates	2.1	2.2	(3.9)%
Interest expense	(28.6)	(44.6)	35.9%
Income from continuing operations before income taxes	179.8	53.3	NM*
Income tax provision	(53.5)	(53.1)	(0.8)%
Income from continuing operations	126.3	0.2	NM*
Income from discontinued operations, net of taxes	—	0.1	NM*
Net income	126.3	0.3	NM*
Net income per common share — Basic
Income from continuing operations	$1.87	$0.00	NM*
Income from discontinued operations	—	—	NM*
Net income	1.87	0.00	NM*
Net income per common share — Diluted
Income from continuing operations	$1.86	$0.00	NM*
Income from discontinued operations	—	—	NM*
Net income	$1.86	$0.00	NM*
Weighted-average common and common equivalent shares outstanding
Basic	67.4	66.9
Diluted	68.0	67.3
Dividends declared per common share	$0.760	$0.740

* Not meaningful (due to variance greater than or equal to +/-100%)
(1) 2021 includes $142.9 million litigation settlement reserve

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions)	2021	2020
Net cash provided by operating activities of continuing operations	$55.6	$198.7
Net cash provided by operating activities of discontinued operations	—	—
Net cash provided by operating activities	$55.6	$198.7
Additions to property, plant and equipment	(11.0)	(9.1)
Purchase of business, net of cash acquired	(710.2)	—
Other	2.3	(0.3)
Net cash used in investing activities	$(718.8)	$(9.4)
Taxes withheld from issuance of share-based compensations awards, net	(0.3)	(0.3)
Dividends paid	(12.8)	(12.3)
Borrowings from credit facility	325.0	6.5
Repayment of borrowings from credit facility	(96.3)	(38.6)
Changes in book cash overdrafts	1.7	9.8
Financing of energy savings performance contracts	4.2	9.6
Repayment of finance lease obligations	(0.4)	(0.8)
Net cash provided by (used in) financing activities	$221.1	$(26.0)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	1.5

	Years Ended October 31,
(in millions)	2021	2020
Net cash provided by operating activities of continuing operations	$314.3	$457.4
Net cash provided by operating activities of discontinued operations	—	0.1
Net cash provided by operating activities	$314.3	$457.5
Additions to property, plant and equipment	(34.3)	(38.0)
Purchase of business, net of cash acquired	(710.2)	—
Other	4.4	10.5
Net cash used in investing activities	$(740.0)	$(27.5)
Taxes withheld from issuance of share-based compensations awards, net	(8.1)	(0.9)
Repurchases of common stock	—	(5.1)
Dividends paid	(51.0)	(49.3)
Deferred financing costs paid	(6.4)	(4.4)
Borrowings from credit facility	357.7	1,058.5
Repayment of borrowings from credit facility	(194.2)	(1,141.6)
Changes in book cash overdrafts	(17.9)	41.2
Financing of energy savings performance contracts	15.1	11.1
Repayment of finance lease obligations	(2.8)	(3.4)
Net cash provided by (used in) financing activities	$92.4	$(94.1)
Effect of exchange rate changes on cash and cash equivalents	1.9	(0.2)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
(in millions)	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$62.8	$394.2
Trade accounts receivable, net of allowances	1,137.1	854.2
Costs incurred in excess of amounts billed	52.5	52.2
Prepaid expenses	88.7	85.4
Other current assets	60.0	55.9
Total current assets	1,401.2	1,441.9
Other investments	11.8	11.1
Property, plant and equipment, net of accumulated depreciation	111.9	133.7
Right-of-use assets	126.5	143.1
Other intangible assets, net of accumulated amortization	424.8	239.7
Goodwill	2,228.9	1,671.4
Other noncurrent assets	131.2	136.1
Total assets	$4,436.2	$3,776.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$31.4	$116.7
Trade accounts payable	289.4	273.3
Accrued compensation	238.0	187.6
Accrued taxes—other than income	124.9	45.5
Insurance claims	171.4	155.2
Income taxes payable	11.4	6.2
Current portion of lease liabilities	31.8	35.0
Other accrued liabilities	387.4	167.3
Total current liabilities	1,285.8	986.9
Long-term debt, net	852.8	603.0
Long-term lease liabilities	116.6	131.4
Deferred income tax liability, net	22.5	10.8
Noncurrent insurance claims	413.3	366.3
Other noncurrent liabilities	123.5	168.1
Noncurrent income taxes payable	12.5	10.1
Total liabilities	2,827.0	2,276.6
Total stockholders’ equity	1,609.2	1,500.3
Total liabilities and stockholders’ equity	$4,436.2	$3,776.9

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended October 31,
($ in millions)	2021	2020	Increase/(Decrease)
Revenues
Business & Industry	$933.2	$794.3	17.5%
Technology & Manufacturing	245.5	245.2	0.1%
Education	204.4	212.2	(3.7)%
Aviation	201.7	141.0	43.0%
Technical Solutions	149.0	123.1	21.0%
Elimination of inter-segment revenues	(38.1)	(31.3)	(21.6)%
Total revenues	$1,695.7	$1,484.6	14.2%
Operating profit
Business & Industry	82.1	84.7	(3.0)%
Technology & Manufacturing	24.5	23.5	4.2%
Education	7.7	15.1	(48.8)%
Aviation	13.2	3.5	NM*
Technical Solutions	19.0	(3.6)	NM*
Corporate	(90.1)	(49.2)	(83.2)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.7)	(0.1)	NM*
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.1)	(0.9)	89.0%
Total operating profit	55.7	73.0	(23.7)%
Income from unconsolidated affiliates	0.7	0.1	NM*
Interest expense	(6.0)	(10.1)	40.4%
Income from continuing operations before income taxes	50.3	63.0	(20.1)%
Income tax provision	(16.1)	(9.9)	(62.2)%
Income from continuing operations	34.3	53.1	(35.4)%
Income from discontinued operations, net of taxes	—	—	NM*
Net income	$34.3	$53.1	(35.4)%

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Years Ended October 31,
($ in millions)	2021	2020	Increase/(Decrease)
Revenues
Business & Industry	$3,346.5	$3,157.8	6.0%
Technology & Manufacturing	987.1	956.0	3.3%
Education	836.4	808.8	3.4%
Aviation	668.8	680.9	(1.8)%
Technical Solutions	534.0	506.6	5.4%
Elimination of inter-segment revenues	(144.2)	(122.4)	(17.8)%
Total revenues	$6,228.6	$5,987.6	4.0%
Operating profit
Business & Industry	$337.8	$253.7	33.1%
Technology & Manufacturing	103.8	84.4	22.9%
Education (2020 includes $99.3m impairment charge)	60.5	(41.1)	NM*
Aviation (2020 includes $61.1m impairment charge)	32.5	(59.6)	NM*
Technical Solutions (2020 includes $12.4m impairment charge)	49.8	9.5	NM*
Government Services	(0.2)	(0.1)	NM*
Corporate (2021 includes $142.9m litigation settlement reserve)	(374.6)	(146.9)	NM*
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(2.1)	(2.2)	3.9%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(1.2)	(2.1)	44.2%
Total operating profit	206.3	95.7	NM*
Income from unconsolidated affiliates	2.1	2.2	(3.9)%
Interest expense	(28.6)	(44.6)	35.9%
Income from continuing operations before income taxes	179.8	53.3	NM*
Income tax provision	(53.5)	(53.1)	(0.8)%
Income from continuing operations	126.3	0.2	NM*
Income from discontinued operations, net of taxes	—	0.1	NM*
Net income	$126.3	$0.3	NM*

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

($ in millions, except per share amounts)	Three Months Ended October 31,		Years Ended October 31,
	2021	2020	2021	2020
Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations
Income from continuing operations	$34.3	$53.1	$126.3	$0.2
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(6.2)	(15.1)	(43.8)	(26.4)
Restructuring and related(c)	—	2.8	—	7.6
Legal costs and other settlements(d)	7.0	8.3	158.4	14.2
Acquisition and integration related costs	19.7	—	22.3	—
Impairment loss	—	—	—	172.8
Transformation initiative costs(h)	10.3	—	10.3	—
Other(g)	0.4	0.1	9.4	(0.7)
Total items impacting comparability	31.1	(3.9)	156.7	167.6
Income tax benefit(e) (f)	(7.2)	(2.5)	(39.7)	(4.3)
Items impacting comparability, net of taxes	23.9	(6.4)	117.0	163.3
Adjusted income from continuing operations	$58.2	$46.7	$243.3	$163.5

	Three Months Ended October 31,		Years Ended October 31,
	2021	2020	2021	2020
Reconciliation of Net Income to Adjusted EBITDA
Net income	$34.3	$53.1	$126.3	$0.3
Items impacting comparability	31.1	(3.9)	156.7	167.6
Income from discontinued operations	—	—	—	(0.1)
Income tax provision	16.1	9.9	53.5	53.1
Interest expense	6.0	10.1	28.6	44.6
Depreciation and amortization	23.7	23.2	89.9	96.4
Adjusted EBITDA	$111.2	$92.5	$455.0	$361.9

	Three Months Ended October 31,		Years Ended October 31,
	2021	2020	2021	2020
Reconciliation of Income from Continuing Operations per Diluted Share to Adjusted Income from Continuing Operations per Diluted Share
Income from continuing operations per diluted share	$0.50	$0.78	$1.86	$—
Items impacting comparability, net of taxes	0.35	(0.09)	1.72	2.43
Adjusted income from continuing operations per diluted share	$0.85	$0.69	$3.58	$2.43
Diluted shares	68.5	67.6	68.0	67.3

	Three Months Ended October 31,		Years Ended October 31,
	2021	2020	2021	2020
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$55.6	$198.7	$314.3	$457.5
Additions to property, plant and equipment	(11.0)	(9.1)	(34.3)	(38.0)
Free Cash Flow	$44.6	$189.6	$280.1	$419.5

(a) The Company adjusts income from continuing operations to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability  to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from income from continuing operations is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended October 31, 2021 and 2020, our self-insurance general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years was decreased by $6.2M and by $15.1M, respectively. For the years ended October 31, 2021 and 2020, the liability decreased by $43.8M and by $26.4M, respectively.

(c) Represents restructuring costs related to the integration of GCA acquisition in September 2017.

(d) The year ended October 31, 2021 includes a reserve for an ongoing litigation of $142.9 million, which will be detailed in the Company’s Form 10-K.

(e) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for US and 19% for UK for FY 2021 and FY 2020. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(f) The three months ended October 31, 2021 include $1.5 million tax benefit related to the expiring statute of limitations and $3.0 million tax charge related to non-deductible acquisitions costs. Year ended October 31, 2021 include $1.5 million tax benefit related to the expiring statute of limitations, $2.8 million charge from change of tax reserves and $3.0 million tax charge related to non-deductible acquisitions costs. The three months ended October 31, 2020 includes a $3.6 million tax benefit related to the expiring statute of limitations. Year ended October 31, 2020 includes a $3.6 million tax benefit related to the expiring statute of limitations and a $45.2 million tax charge related to impairment of nondeductible goodwill.

(g) The year ended October 31, 2021, includes $9.1 million of non-cash impairment charge for previously capitalized internal-use software related to our ERP system implementation as we determined that certain components developed will no longer be incorporated into the new ERP system.

(h) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2022 GUIDANCE

	Year Ending October 31, 2022
Reconciliation of Estimated Income from Continuing Operations per Diluted Share to Estimated Adjusted Income from Continuing Operations per Diluted Share	Low Estimate	High Estimate
Income from continuing operations per diluted share (a)	$2.05	$2.30
Transformation initiative costs (b)	0.76	0.76
Acquisition and integration related costs (c)	0.25	0.25
Other adjustments (d)	0.24	0.24
Adjusted Income from continuing operations per diluted share (a)	$3.30	$3.55

(a) With the exception of the 2022 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(c) Represents acquisition and integration related costs associated with Able acquisition.

(d) Represents other contingencies that could include legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims and other unique items impacting comparability.